UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 30, 2006

Intelligroup, Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Thornall Street Edison, New Jersey	08837

(Address of Principal Executive Offices)	(Zip Code)

(732) 590-1600
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

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Item 1.01 Entry into a Material Definitive Agreement.

Common Stock Purchase Agreement.

On March 30, 2006, Intelligroup, Inc. (the “Company”) entered into a definitive common stock purchase agreement (the “Purchase Agreement”) with SB Asia Infrastructure Fund, L.P. (“SAIF”) and Venture Tech Assets, Ltd. (“Venture Tech”) (together, the “Purchasers”) pursuant to which the Purchasers agreed to acquire an aggregate of 6,666,667 shares of the Company’s common stock in a private placement at a purchase price of $1.50 per share for a total purchase price of $10,000,000. As required by the Common Stock Purchase Agreement dated September 29, 2004 by and between the Company, SAIF and Venture Tech, as amended on March 21, 2005 (“Prior Purchase Agreement”), a committee of disinterested directors received an opinion from a financial advisor that the transaction was fair to the shareholders of the Company from a financial point of view and approved the private placement transaction before the Company entered into the Purchase Agreement. The agreement also provides that the Purchasers with certain rights including the right to board representation, the right to have their shares of common stock registered under the Securities Act of 1933, as amended, and the right to participate in future equity offerings and approval rights with respect to specified significant transactions, which are consistent with their rights under the Prior Purchase Agreement.

Item 3.02 Unregistered Sale of Equity Securities.

On March 30, 2006, the Company entered into a definitive common stock purchase agreement (the “Purchase Agreement”) with SB Asia Infrastructure Fund, L.P. (“SAIF”) and Venture Tech Assets, Ltd. (“Venture Tech”) (together, the “Purchasers”) pursuant to which the Purchasers agreed to acquire an aggregate of 6,666,667 shares of the Company’s common stock in a private placement at a purchase price of $1.50 per share for a total purchase price of $10,000,000. Following this private placement, SAIF owns approximately 36% of the Company’s outstanding common stock and Venture Tech owns approximately 26% of the Company’s outstanding common stock. The private placement was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares were offered by the Company without general solicitation, and each of the Purchasers has represented to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that it was acquiring the shares for investment purposes only, and not with a view to distribution. On March 31, 2006, the Company received the funds and the private placement transaction closed.

Item 9.01 Exhibits.

10.1 – Common Stock Purchase Agreement dated March 30, 2006 by and between Intelligroup, Inc., SB Asia Infrastructure Fund LP and Venture Tech Assets Pvt. Ltd.

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SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELLIGROUP, INC.

By: /s/ Vikram Gulati
Name: Vikram Gulati
Title: Chief Financial Officer

Date: April 5, 2006